Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 29, 2008 on the financial statements of the Satuit Capital Micro Cap Fund, a series of the Satuit Capital Management Trust, as of October 31, 2008 and for the period indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Satuit Capital Micro Cap Fund’s Registration Statement on Form N-1A (SEC File No. 811-10103 and 333-45040).

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 27, 2009